SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement	[ ] Confidential, For Use of the Commission Only(as permitted by Rule 14c-5(d)(2))
[ ] Definitive Information Statement

ZENOSENSE, INC.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[   ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[  ]  Fee paid previously with preliminary materials.

[  ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4)  Date Filed:

ZENOSENSE, INC.

Avda Cortes Valencianas 58, Planta 5
46015 Valencia, Spain

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

June __, 2016

To our Stockholders:

Enclosed please find an information statement providing information to you regarding an action taken by our stockholders to authorize a reverse stock split of the outstanding common stock of Zenosense, Inc. within a range of between 1-to-5 and 1-to-10, to take effect at such time within three months of the date hereof, as determined by the Board of Directors in its discretion. These actions were approved by written consent in lieu of a meeting of stockholders by one stockholder holding a majority of our issued and outstanding common stock entitled to vote on the record date.

Your vote is not required to approve any of these actions, and the enclosed information statement is not a request for your vote or a proxy.

The accompanying information statement is for information purposes. Please read the accompanying information statement carefully.

By Order of the Board of Directors,

Carlos Jose Gil
Cheif Executive Officer

INFORMATION STATEMENT
FOR
ZENOSENSE, INC.

Avda Cortes Valencianas 58, Planta 5
46015 Valencia, Spain

Telephone Number: 34 960454202

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This information statement is first being furnished on or about June 27, 2016 to the holders of record as of the close of business on June 8, 2016 of the common stock, par value $0.001 per share (the "Common Stock"), of Zenosense, Inc. (referred to in this information statement as "we", "us", "our", "the Company").

This information statement is being furnished to our stockholders to inform them about the transactions described in this information statement.  This information statement is being filed with the U.S. Securities and Exchange Commission pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and provided to the Company's stockholders pursuant to Rule 14c-2 promulgated under the Exchange Act.

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this information statement to the beneficial owners of our Common Stock.

The date of this information statement is June __, 2016.

QUESTIONS AND ANSWERS ABOUT THIS INFORMATION STATEMENT

One of the Company's stockholders executed a written consent in lieu of a meeting pursuant to the Nevada law in which the stockholders authorized the Company's Board of Directors to conduct a reverse stock split as further described in this information statement.

The following questions and answers address briefly some questions you may have regarding this information statement.  These questions and answers may not address all questions that may be important to you as a stockholder.  Please refer to the more detailed information contained elsewhere in this information statement.

Q:	Why did you send me this information statement?

A:
We sent you this information statement to inform you about a recent action taken by holders of a majority of the voting power of the Company's issued and outstanding Common Stock by executing a written consent in lieu of a meeting.  You are not required to take any action with respect to any of the information set forth in this information statement.

Q:	Will the actions taken by written consent also be submitted to all of the Company's stockholders for approval?

A:
No. Under Section 78.320 of the Nevada Revised Statutes, stockholder action taken by written consent in lieu of a meeting is effective as if taken at a meeting of the Company's stockholders.  No further stockholder approval is necessary and there will be no meeting specifically called for the purpose of approving again the actions taken by written consent described herein.

Q:	How many shares of the Common Stock were eligible to consent to the actions described in this information statement?

A:
On June 8, 2016, there were 116,741,875 shares of Common Stock issued and outstanding.  On that day, one of our stockholders holding 67,126,578 shares took action by written consent. Each share of Common Stock entitles the holder to one vote on each matter that may come before a meeting of the Company's stockholders or on actions taken by written consent in lieu of a meeting.

Q:	What vote was required to authorize and approve the actions taken by written consent in lieu of a meeting?

A:
Under Nevada law and pursuant to the Company's bylaws, any action required or permitted to be taken at a meeting of the Company's stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power entitled to consent thereto on the record date. One of our stockholders holding an aggregate of 57.5% of the Company’s voting power executed the written consent.

2548350.1

Q:	Do the Company's stockholders have any dissenters' rights or rights of appraisal with respect to the actions described in this information statement?

A:
No. Under Nevada law, our stockholders do not have dissenters’ or appraisal rights in connection with the stockholder actions taken by written consent in lieu of a meeting described in this information statement.

Q:	At what point may the Company take the actions approved in the written consent in lieu of a meeting?

A:
We may effect the reverse stock split by filing the Certificate of Amendment to our Articles of Incorporation (attached to this information statement as Exhibit A) no sooner than 20 days and no later than three months after the mailing this definitive information statement to our stockholders. The exact date will be determined by our Board of Directors and announced in a Current Report on Form 8-K and in a press release.

Q:	What is the rate of conversion for the reverse stock split?

A:
Our Board of Directors is authorized to effect the reverse stock split of our common stock within a range of 1-to-5 to 1-to-10. The Board of Directors will determine the exact rate at the time of the filing of the Certificate of Amendment to our Articles of Association. The rate of conversion and any protective provisions selected will be announced in a Current Report on Form 8-K and in a press release.

Q:	What special interests apart from the other stockholders do the Company’s directors and executive officers have in these actions?

A:
No director, executive officer or any other person has any substantial interest, direct or indirect, through security holdings or otherwise, in any action covered by the written consent in lieu of a meeting that is not shared by all other stockholders.

Q:	Where can I find out more information about the Company?

A:
We are subject to the informational requirements of the Exchange Act which require that we file reports, proxy statements and other information with the SEC. The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The SEC's website address is http://www.sec.gov. In addition, our Exchange Act filings may be inspected and copied at the SEC's Public Reference Room located at 100 F. Street, N.E., Washington, D.C. 20549. Copies of our Annual Report on Form 10-K for the year ended December 31, 2015 may be obtained without charge upon request made to Zenosense, Inc., Avda Cortes Valencianas 58, Planta, 46015 Valencia, Spain , Attention: Corporate Secretary.

AUTHORIZATION OF REVERSE STOCK SPLIT

One of our stockholders holding an aggregate of 57.5% of the voting power of the Company's issued and outstanding Common Stock executed a written consent in lieu of a meeting authorizing our Board of Directors to (i) effect a reverse stock split of the Company's outstanding Common Stock at a ratio of between 1-to-5 and 1-to-10, as determined by the Board of Directors, to take effect at any time within three months of the date hereof, as determined by the Board of Directors in its discretion, effective upon the filing of the Certificate of Amendment to our Articles of Association; and (ii) preserve the number of currently authorized shares of Common Stock.

Purpose of the Reverse Stock Split

A reverse stock split typically will initially result in an increase in the price per share of our Common Stock. The Board of Directors believes that an increased stock price may encourage investor interest and improve the marketability and liquidity of our Common Stock. In addition, the Company may in the future seek a listing on a national exchange, for which a higher stock price than the current price will be required. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers and investors. The Board of Directors believes that the anticipated higher market price resulting from a reverse stock split may reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage firms described above. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Potential Risks of the Reverse Stock Split

There can be no assurance that the bid price of our Common Stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split.  Further, we cannot give any assurances that the reverse stock split will encourage investor interest and improve the marketability and liquidity of our Common Stock.

Additionally, the liquidity of our Common Stock could be adversely affected by the reduced number of shares outstanding after the reverse stock split. Although the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.  As a result, any decreased liquidity that may result from having fewer shares outstanding may not be offset by increased investor interest in our Common Stock.

Principal Effects of the Reverse Stock Split

Common Stock

After the effective date of the reverse stock split, each stockholder will own fewer shares of our Common Stock.  However, the reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us, except to the extent that the reverse stock split results in any of our stockholders receiving additional shares as a result of or owning a fractional share that is rounded up, each as described below.  The number of stockholders of record will not be affected by the reverse stock split. Proportionate voting rights and other rights and preferences of the holders of our Common Stock will not be affected by the reverse stock split other than as a result of and rounding up of fractional shares. All shares underlying outstanding options and warrants will also be automatically adjusted on the effective date of the reverse stock split.

The reverse stock split will not change the number of authorized shares of the Common Stock as designated by our Articles of Incorporation. Therefore, because the number of issued and outstanding shares of Common Stock will decrease, the number of shares remaining available for issuance under our authorized pool of Common Stock will increase. The additional shares of Common Stock that will be available as authorized but unissued shares may be issued by our Board of Directors without any further authorization by our stockholders. Therefore, the Board of Directors could authorize the issuance of the Common Stock without further approval of the holders of Common Stock in respect of the transaction or the terms of the issuance of the Common Stock. If we issue additional shares of Common Stock for any purpose, the ownership interest of our current stockholders would be diluted as their percentage interest in the Company would decline and there may be an adverse effect on the market price of the Common Stock

These additional shares of Common Stock will be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for Common Stock, among other things. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise and to take advantage of favorable opportunities. If we issue additional shares for any of these purposes, the ownership interest of our current stockholders would be diluted.  Although we continually examine potential acquisitions of companies or assets or other favorable opportunities, there are no current plans or arrangements to issue any additional shares of our Common Stock for such purposes.

The action to authorize the reverse stock split has been prompted solely by the business considerations discussed in the preceding paragraphs. Nevertheless, the additional shares of Common Stock that would become available for issuance if a reverse stock split is effected could also be used by the Company's management to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.  For example, without further stockholder approval, the Board of Directors could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. The Board of Directors is not aware of any pending takeover or other transactions that would result in a change in control of the Company, and the proposal was not adopted to thwart any such efforts.

Fractional Shares

No fractional shares of our Common Stock will be issued as a result of the proposed reverse stock split.  In lieu of issuing fractional shares, we will round fractions up to the nearest whole share.

Implementation and Exchange of Stock Certificates

As of the effective date of the reverse stock split, if implemented by our Board of Directors, each certificate representing shares of our Common Stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our Common Stock resulting from the reverse stock split.

Our transfer agent, Action Stock Transfer Corporation, will be available to effect the exchange of stock certificates. After the effective date, stockholders and holders of securities exercisable for our Common Stock will be notified of the effectiveness of the reverse stock split. Stockholders of record will receive a letter suggesting to them that they surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split.  Persons who hold their shares in brokerage accounts or "street name" will not be required to take any further actions to effect the exchange of their shares.  No new certificates will be issued to a stockholder until such stockholder has surrendered any outstanding certificates to the transfer agent. Until surrendered, each certificate representing shares before the reverse stock split will continue to be valid and will represent the adjusted number of shares based on the ratio of the reverse stock split. Stockholders should not destroy any stock certificate and should not submit any certificates until after the reverse stock split has become effective.

Material U.S. Federal Income Tax Considerations

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE U.S. INTERNAL REVENUE SERVICE, WE INFORM YOU THAT ANY FEDERAL TAX ADVICE CONTAINED IN THIS INFORMATION STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR PURPOSES OF (I) AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR (II) PROMOTING, MARKETING OR RECOMMENDING TO ANOTHER PARTY ANY TRANSACTION OR TAX-RELATED MATTER ADDRESSED HEREIN. YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE FOR YOURSELF THE TAX EFFECTS OF THE REVERSE STOCK SPLIT, IF ANY, INCLUDING SUCH TAX EFFECTS UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

The following discussion sets forth the anticipated material U.S. federal income tax consequences that management believes will apply to us and our stockholders who are U.S. holders at the effective time of the reverse stock split, if any. This discussion does not address the tax consequences of transactions effectuated prior to or after the reverse stock split, including, without limitation, the tax consequences of the exercise of options, warrants or similar rights to purchase stock. Furthermore, no foreign, state or local tax considerations are addressed herein. For this purpose, a U.S. holder is a stockholder that is: (a) a citizen or resident of the United States, (b) a domestic corporation, (c) an estate whose income is subject to U.S. federal income tax regardless of its source, or (d) a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

The following discussion is not binding on the Internal Revenue Service. The following discussion is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this information statement, all of which are subject to change, possibly with retroactive effect.  Holders of shares of the Common Stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the reverses stock split, including the applicability and effect of federal, state, local and foreign income and other tax laws in their particular circumstances.

No gain or loss should be recognized by a stockholder upon his or her exchange of pre-reverse stock split shares for post-reverse stock split shares.  The aggregate tax basis of the post-reverse stock split shares received (including any fraction of a new share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefor.  The stockholder's holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

The Company should not recognize any gain or loss as a result of the reverse stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information table sets forth certain information regarding the Common Stock owned on June 8, 2016 by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and officer, and (iii) all officers and directors as a group:

Names and Address	Number of Shares Owned	Percentage (1)
Carlos José Gil (2) Avda Cortes Valencianas 58, Planta 58 46015 Valencia, Spain	0	0%
Valley Heights, Inc (3) Suite 1-A, 5, Eusebio A. Morales. El Cangrego, Panama City, Republic of Panama	67,126,578	57.5%
All Directors And Officers (1 person)	0	0%

1.	Based on 116,741,875 shares of common stock outstanding as of June 8, 2016.

2.	Carlos José Gil is our President, Chief Executive Officer and a Director.

3.	Evelyn Quintero has the authority over the voting and disposition of the shares.

HOUSEHOLDING

We will be “householding” this Information Statement. This means that only one copy of this Information Statement will be sent to you and the other stockholders who share your address unless we have received contrary instructions from one or more of those stockholders.  Householding is designed to reduce the volume of duplicate information that stockholders receive and reduce our printing and mailing expenses.

If your household has received only one copy of this notice, and you would prefer to receive separate copies of this document, either now or in the future, please call us at 904-418-9133 or write to us at Zenosense, Inc., [Address], Attention: Corporate Secretary. We will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact us in the same manner.

EXHIBIT A

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada  89701-4520
(775) 684-7708
Website:  www.nvsos.com

Certificate of Amendment (PURUSANTU TO NRS 78.385 and 78.390)

USE BLANK INK ONLY – DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.         Name of corporation:                                                        Zenosense, Inc.

2.         The articles have been amended as follows (provide article numbers, if available):

Article 3 – Effective as of the filing date of this amendment, each 116,741,875 shares of Common Stock, issued and outstanding or held by the Corporation, automatically and without any action on the part of the respective holders thereof, shall be converted and combined into one share of Common Stock. No fractional shares shall be issued as a result thereof. In lieu of issuing fractional shares, any fractional share resulting from the combination shall be rounded up to the nearest whole share of Common Stock.

3.         The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 67,126,578                                                                         shares of voting stock representing 57.5% of the outstanding voting power of the corporation approved this amendment by written consent in  lieu of a meeting on June __, 2016.

4.         Effective date of filing (optional):  __________________________________________.
(must not be later than 30 days after the effective date)

5.         Officer Signature (required):         __________________________________________
Carlos Jose Gil, Chief Executive Officer
* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.